Exhibit 10.46

www.NaturalGrocers.com

December 5, 2017

Mr. Todd Dissinger

c/o Vitamin Cottage Natural Food Markets, Inc.

12612 West Alameda Parkway

Lakewood, CO 80228

Dear Todd:

It is my pleasure to extend to you this offer of employment for the position of Chief Financial Officer at Natural Grocers by Vitamin Cottage, Inc. (together with its subsidiaries, the “Company”). The terms of this offer are more fully set out in the attached term sheet.

Please note that this offer does not, and is not intended to, constitute a contract of employment, either express or implied. Your employment with the Company will be “at-will,” and either you or the Company may terminate the relationship at any time, with or without cause.

Please indicate your acceptance of this offer by countersigning and dating this letter and the attached term sheet and returning one copy to me. You should retain a copy of the executed document for your records.

Should you have any questions, please feel free to contact me.

Very truly yours, Natural Grocers by Vitamin Cottage, Inc. /s/ Kemper Isely Kemper Isely Co-President

Agreed to and accepted:

/s/ Todd Dissinger

Todd Dissinger

Date:     December 5, 2017

Vitamin Cottage Natural Food Markets, Inc.

Home Office  ●  12612 West Alameda Parkway  ●  Lakewood, CO 80228  ●  303.986.4600  ●   Fax 303.986.1891

Natural Grocers by Vitamin Cottage, Inc.

Summary Employment Term Sheet

Employee Name:	Todd Dissinger (“Employee”).

Employer:	Vitamin Cottage Natural Food Markets, Inc. (the “Company”), a wholly owned subsidiary of Natural Grocers by Vitamin Cottage, Inc. (“Natural Grocers”).

Location:	The Company’s Home Office in Lakewood, Colorado.

Position/Title:	Chief Financial Officer of Natural Grocers and the Company.

Effective Date:	January 1, 2018.

Reports To:	Kemper Isely, Co-President.

At-Will Employment:	Employee’s employment with the Company is not subject to any contract and is, therefore, “at-will.” Employee or the Company may terminate Employee’s employment at any time, with or without cause.

Base Salary:	Employee’s salary will be paid on a monthly basis in the amount of $30,000.00 (equivalent to $360,000.00 on an annualized basis).

Bonus Opportunity:	Employee’s bonus opportunity is up to 40% of his base salary. The bonus, if any, will be paid pursuant to the Company’s Incentive Compensation Program (as the same may be amended from time to time).

Award of Restricted Stock Units:

Employee will be awarded Restricted Stock Units (“RSUs”) under the Company’s 2012 Omnibus Incentive Plan with an aggregate value equal to $540,000.00 (based on the opening price of the Company’s Common Stock on the New York Stock Exchange on the date the RSUs are awarded). It is currently anticipated that such RSUs will be awarded to Employee on or about January 2, 2018. Such RSUs will vest in 5 equal annual installments, commencing on the first anniversary of the grant of such RSUs; provided, however, that all such RSUs will immediately vest upon the occurrence of a “change of control” affecting the Company (such term to be defined in the definitive agreement relating to the grant of such RSUs).

Employee Benefits:

Employee will be entitled to participate in all employee benefit plans and programs at a level commensurate with Employee’s title and salary band. Such plans and programs include medical, dental and vision insurance, disability insurance, life insurance and a defined contribution (401(k)) plan, all subject to standard contributions by Employee.

Paid Time Off:	Employee will accrue paid time off (PTO) at the rate of 20 days per annum, increasing to 25 days per annum on January 1, 2019.

Agreed to and accepted:

/s/ Todd Dissinger

Todd Dissinger

Date:     December 5, 2017

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